Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

•Katapult Intermediate Holdings LLC (Delaware)
•Katapult Group, Inc. (Delaware)
•Katapult SPV-1 LLC (Delaware)
•Katapult SPV-2 LLC (Delaware)
•Katapult Intermediate Holdings I, LLC (Delaware)
•Katapult Intermediate Holdings II, LLC (Delaware)
•Katapult Intermediate Holdings III, LLC (Delaware)
•Katapult Merger Sub 1 Inc. (Delaware)
•Katapult Merger Sub 2, LLC (Delaware)